PROSPECTUS SUPPLEMENT #1
Dated: November 2, 2010	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated December 16, 2009	Registration No. 333-163767

WMS INDUSTRIES INC.

Up to 2,253,658 Shares

Common Stock, Par Value $.50

This prospectus supplement supplements our prospectus, dated December 16, 2009, relating to the resale by certain of our officers and directors of up to 2,253,658 shares of our common stock. The prospectus supplement should be read in conjunction with our prospectus, which must be delivered together with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in our common stock involves risks. Please see “Risk Factors” on page 2 of the accompanying prospectus for a discussion of these risks.

SELLING STOCKHOLDERS

This prospectus relates to shares of our common stock that are being registered for reoffers and resales by selling stockholders who have acquired or may acquire Shares under our employee incentive plans (2000 Non-Qualified Stock Option Plan, 2000 Stock Option Plan, 2002 Stock Option Plan and the Incentive Plan (2009 Restatement)) and our employee stock purchase plan including adjustment shares (the “Shares”). The selling stockholders may resell any or all of the Shares, when issued, subject to vesting conditions in some cases, while this prospectus is effective.

The following table sets forth information for each selling stockholder, based upon information available to us as of November 2, 2010. We undertake no obligation to update this information. Information about additional selling stockholders may be contained in supplements to the prospectus. The table below also sets forth “Shares Available to be Sold”, which represents the maximum number of Shares that could be sold under this prospectus by the holder assuming the vesting of all awards, achievement of all performance criteria and exercise of all options. The listing of shares under “Shares Available to be Sold” does not reflect a commitment by the stockholder to sell any or all of the stated number of Shares. The actual number of Shares to be sold, if any, shall be determined from time to time by each Selling Stockholder in his or her discretion. We have not been informed whether any selling stockholders intend to sell any Shares.

The table below supplements or amends the table of selling stockholders contained under the heading “Selling Stockholders” on pages 3-5 of the prospectus. The information set forth in the following table supersedes the information in the prospectus.

Name and Position	Amount and Nature of Beneficial Ownership(1)		Shares Available to be Sold(2)	Shares Beneficially Owned After Offering		Percent of Class After Offering(1)
Harold H. Bach, Jr. Director	22,451		27,259	—		*
Robert J. Bahash Director	57,006		51,814	10,000		*
Orrin J. Edidin President	160,746		285,892	—		*
Brian R. Gamache Chairman and Chief Executive Officer	441,462		601,205	24,900		*
Kenneth Lochiatto Executive Vice President and Chief Operating Officer	139,266		206,413	—		*
Kathleen J. McJohn Vice President, General Counsel and Secretary	70,503		110,305	—		*
Patricia M. Nazemetz Director	39,670		44,478	—		*
John P. McNicholas, Jr. Vice President, Controller and Chief Accounting Officer	40,237		56,185	—		*
Louis J. Nicastro Founding Director	22,451		27,259	—		*
Neil D. Nicastro Director	60,100		64,887	21		*
Larry J. Pacey Executive Vice President, Global Products and Chief Innovation Officer	155,682		239,608	—		*
Edward W. Rabin, Jr. Lead Director	70,892	(3)	39,782	35,918	(3)	*
Scott D. Schweinfurth Executive Vice President, Chief Financial Officer and Treasurer	246,463		331,947	1,500		*
Ira S. Sheinfeld Director	59,951		64,759	—		*
Bobby Siller Director	35,837		40,645	—		*
William J. Vareschi, Jr. Director	63,912		61,220	7,500		*

*	Less than 1%

(1)	Based on 57,770,804 shares outstanding as of October 14, 2010. Includes shares subject to options that are currently exercisable or may become exercisable within 60 days, restricted stock, restricted stock units and deferred stock units. These shares are deemed outstanding for purposes of calculating the percentage of outstanding common stock owned by a person but are not deemed outstanding for the purpose of calculating the individual ownership percentage of any other person listed above.

(2)	“Shares available to be sold” consists of the following securities currently held by the individuals listed above: (i) shares of common stock purchased pursuant to our Employee Stock Purchase Plan or received upon vesting of restricted stock, exercise of options, vesting of restricted stock units or payout of equity-based performance units; (ii) unvested restricted shares including shares of restricted stock and restricted stock units; (iii) shares of common stock underlying stock options, (iv) shares of common stock underlying deferred units, and (v) shares of common stock which may be paid out under equity-based performance units. Equity-based performance units are reflected at 200% of the number of units awarded because these units may pay out a number of shares equal to up to 200% of the number of units awarded. See the below chart for an individual listing of such securities held by the individuals listed above which were received under the 2000 Stock Option Plan, 2000 Non-Qualified Stock Option Plan, 2002 Stock Option Plan, and the Incentive Plan (2009 Restatement) or in accordance with the antidilution provisions of such plans:

Name and Title	Common Stock	Restricted Securities	Stock Options		Deferred Units	Equity-based Performance Units (200%)
			Total	Exercisable
Harold H. Bach, Jr.	6,374	11,099	4,808	—	4,978	—
Robert J. Bahash	27,543	4,463	29,808	25,000	—	—
Orrin J. Edidin	29,753	34,682	162,023	96,311	—	59,434
Brian R. Gamache	114,677	48,587	361,601	278,198	—	101,240
Kenneth Lochiatto	8,183	16,430	149,820	114,653	—	31,980
Kathleen J. McJohn	7,957	9,330	72,076	53,216	—	20,942
Patricia M. Nazemetz	10,207	4,463	29,808	25,000	—	—
John P. McNicholas, Jr.	5,020	3,570	38,869	31,647	—	8,726
Louis J. Nicastro	6,374	11,099	4,808	—	4,978	—
Neil D. Nicastro	10,063	11,099	38,768	33,960	4,978	—
Larry J. Pacey	14,891	18,912	164,455	121,879	—	41,350
Edward W. Rabin, Jr.	44,793	11,099	19,808	15,000	—	—
Scott D. Schweinfurth	31,700	20,762	237,913	194,001	—	43,072
Ira S. Sheinfeld	6,374	11,099	42,308	37,500	4,978	—
Bobby Siller	6,374	4,463	29,808	25,000	—	—
William J. Vareschi, Jr.	21,375	11,099	31,268	26,460	4,978	—

(3)	Includes 32,168 shares held by the Edward Rabin Trust and 3,750 shares held by Mr. Rabin’s wife. Mr. Rabin disclaims beneficial ownership of the securities held by his wife, and this prospectus supplement shall not be deemed an admission that the reporting person is the beneficial owner for purposes of Section 16 of the Securities Exchange Act of 1934 or for any other purpose.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of each of eight registration statements, and amendments to them, that we have filed on Form S-8 with the SEC concerning the Shares: File Nos. 333- 163767, 333-158919, 333-139425, 333-101538, 333-57585, 333-46726, 333-55574 and 333-121776. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statements and any materials that we file at the SEC’s Public Reference Room at 100 F Street, NE, Room 158, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our documents may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers, including us, that file electronically with the SEC. The SEC’s web site is located at: http://www.sec.gov.